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                                                                    Exhibit 23.1

                         Independent Auditors' Consent

The Board of Directors
Hibbett Sporting Goods, Inc.:

We consent to incorporation by reference in the registration statements Nos. 333-21299, 333-21301, 333-21303, 333-21305, 333-28515 and 333-63094 of Hibbett
Sporting Goods, Inc. of our report dated June 21, 2002, relating to the consolidated balance sheet of Hibbett Sporting Goods, Inc. and subsidiaries as of February 2, 2002, and the related consolidated statements of operations, stockholders' investment, and cash flows for the fiscal year in the period ended February 2, 2002, and the related financial statement schedule, which report appears in the February 2, 2002 Annual Report on Form 10-K/A(2) of Hibbett Sporting Goods, Inc.


Birmingham, Alabama                         KPMG LLP
July 9, 2002